UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 25, 2010

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On October 25, 2010, Taleo Corporation (the “Company” or “Taleo”) announced that it has appointed Douglas Jeffries, age 54, as Executive Vice President and Chief Financial Officer of the Company. Mr. Jeffries’s employment with the Company is expected to begin on November 8, 2010. Jonathan Faddis, the Company’s interim Chief Financial Officer, Senior Vice President and General Counsel will step down as interim Chief Financial Officer when Mr. Jeffries commences employment with the Company.

Mr. Jeffries most recently served as Senior Vice President and Chief Financial Officer of Palm, Inc. from December 2008 through July 2010. Mr. Jeffries left Palm shortly after Palm was acquired by Hewlett-Packard Company on July 1, 2010. Prior to joining Palm, from June 2007 to July 2007, Mr. Jeffries was Chief Financial Officer at Pacific Ethanol, Inc., a marketer and producer of low-carbon renewable fuels. From December 2003 to May 2007, Mr. Jeffries was Vice President of Finance and Chief Accounting Officer at eBay Inc., a provider of online marketplaces and related services. Mr. Jeffries holds a B.S. in accounting from California State University, Chico and an M.S. in business administration from the University of Southern California.

Subject to the approval of the Company’s Board of Directors, Mr. Jeffries will receive an option to purchase 132,200 shares of the Company’s Class A common stock at the then current fair market value, which will vest over a four-year period, at a rate of 25% upon the first anniversary of Mr. Jeffries’s employment start date and in equal quarterly installments thereafter, and 24,200 restricted stock units, which will vest over a four-year period, at a rate of 25% upon the first anniversary of Mr. Jeffries’s employment start date and 1/16 on the first day of each of the calendar quarters following thereafter, subject to Mr. Jeffries’s continued employment with the Company on each scheduled vesting date.

Pursuant to an employment agreement with the Company, Mr. Jeffries will be paid an annual base salary of $390,000 and will be eligible to participate in the Company’s executive bonus plan, where his annual target incentive bonus amount will be $210,000. Under the employment agreement, if Mr. Jeffries’s employment is terminated without cause or Mr. Jeffries resigns for good reason, and either such event does not take place within sixty (60) days prior to or eighteen (18) months following a change in control of the Company, Mr. Jeffries will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Jeffries’s then-current quarterly and annual bonuses, (ii) an additional lump sum equal to one hundred percent (100%) of Mr. Jeffries’s then-current annual base salary, and (iii) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) twelve months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Mr. Jeffries will receive 6 months of accelerated vesting on his outstanding equity awards.

Further, if Mr. Jeffries’s employment is terminated without cause or Mr. Jeffries resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change in control, Mr. Jeffries will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Jeffries’s then-current quarterly and annual bonuses, (ii) an additional lump sum equal to one hundred percent (100%) of Mr. Jeffries’s then-current annual base salary, (iii) an additional lump sum equal to one hundred percent (100%) of Mr. Jeffries’s then-current target bonus, and (iv) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) twelve months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Mr. Jeffries will receive full accelerated vesting on his outstanding equity awards.

The employment agreement provides for nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

In addition, Mr. Jeffries will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

Mr. Jeffries does not have any family relationships or related party transactions that are required to be disclosed.

A copy of the press release naming Mr. Jeffries to the positions of Executive Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement between Taleo Corporation and Douglas Jeffries, effective as of November 8, 2010

99.1	Press release dated October 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/S/ JONATHAN FADDIS
Jonathan Faddis Interim Chief Financial Officer, Senior Vice President and General Counsel

Date: October 25, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Taleo Corporation and Douglas Jeffries, effective as of November 8, 2010

99.1	Press release dated October 25, 2010